Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statement No. 333-284188 on Form S-3 and Registration Statement No. 333-286945 on Form S-8 of AiRWA Inc. of our report dated April 17, 2026, with respect to the balance sheets of 26 Rafael Sdn. Bhd. as of April 30, 2025 and 2024 and the related statements of operations and comprehensive income, shareholders’ equity and cash flows for the years ended April 30, 2025 and 2024, and related notes appearing in the Amendment No. 1 of Current Report on Form 8-K/A filed by AiRWA Inc. on April 17, 2026

/s/ ENROME LLP

April 17, 2026